Exhibit 10.23a

Share Transfer Agreement

This agreement was signed by each party in Zhengzhou on September 1, 2006

Party A: Zhang Yong

Identification Number: 410103196310021930

Party B: Henan Xinyuan Real Estate Co., Ltd.

Address: Xinyuan Road No. 18, Xinyuan Mingjia Building 43, Zhengzhou City

Legal Representative: Zhang Yong

Party C: Zhengzhou Mingyuan Landscape Engineering Co., Ltd.

Address: Xinyuan Road No. 18, Jinshui District, Zhengzhou City

Legal Representative: Zhang Yong

Whereas:

1. Party C is a limited liability company operating lawfully and established in accordance with Chinese law under the legal entity business license no.: 4101002212449. The current scope of business consists of: landscape engineering and management (operating under license).

2. Party A lawfully owns 60% of Part C’s shares (hereinafter the “shares”);

3. Party A intends to transfer shares to Party B; Party B has agreed to receive Party A’s intended share transfer in accordance with this agreement;

4. Party B and Party C, in accordance with the internal management procedures of their respective companies, have each duly received the authorization and permission regarding this share transfer;

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On the basis of the aforementioned, Party A and Party B have amicably negotiated the aforementioned share transfer from Party A to Party B with each party agreeing to the following articles:

Article 1. Share transfer price, payment period and method

1.1 Party A agrees to transfer shares to Party B at a provisional cost of Renminbi 600,000.00 (hereinafter the “provisional cost”); Party B agrees to receive the share transfer at the provisional cost.

1.2 In accordance with the results of a legally prudent investigation and audit as put forth in article 2.4 of this agreement, Party A and Party B shall act on the final cost (hereinafter the “final cost”) of the share transfer, which shall be linked to a fair and reasonable market price to be agreed upon in further consultation. The aforementioned consultation must be completed before December 31, 2006.

1.3 As stipulated in article 2.2 of this agreement, within three business days of completing industrial and commercial registration for the shares, Party B must remit payment of the provisional cost to Party A into a mutually agreed upon account (as indicated in the attachment).

Within one month from the day both parties reach agreement on the final cost, Party B must pay in cash the difference between the final cost and the provisional cost in a single installment to Party A (if the final cost is higher than the provisional cost), or Party A must refund in cash the difference between the final cost and the provisional cost in a single installment to Party B (if the final cost is lower than the provisional cost), the sole exception being in cases where this agreement provides alternative stipulations.

Before each party has come to an agreement on the final cost, no party may utilize the provisional cost funds remitted to the account specified in the attachment.

Article 2. Promises and guarantees

2.1 Party A guarantees full ownership of the shares with effective disposition and assurance that the shares have no encumbrances and are immune from third party recovery, or else Party A shall be responsible for all economic losses incurred by Party B there from. In addition, Party A shall provide compensation for any and all direct or indirect losses or damages to Party B as a result of any action by Party A or Party C that leads to a third party bringing legal action or administrative penalties against Party C before change of share registration is complete.

2.2 Party A promises that the industrial and commercial registration modification1 tasks for the share transfer of this agreement shall be completed before September 7, 2006.

[1]	This translation of is attested to at http://www.eastlaw.net/cases/corp/HKgreenvalley-sharedisputes.htm

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2.3 Party B promises to pay the share transfer costs in the manner agreed upon in this agreement.

2.4 Party A must make every effort to cooperate with Party B in the completion of a legally prudent investigation of Party C and must employ the services of an internationally recognized accounting firm to perform the audit of Party C.

2.5 If the legally prudent investigation or audit specified in article 2.4 of this agreement discovers any substantive deficiencies in the business or financial activities of Party C, or if Parties A and B cannot come to an agreement on the final cost as stipulated in article 1.2 of this agreement, then the share transfer of this agreement shall be null and void. Party B must then immediately cooperate with Party A to modify industrial and commercial registration to reinstate Party A’s status as a shareholder, Party A must simultaneously and immediately return to Party B any provisional costs that have been paid, the sole exception being if any party is unable to enter into good faith negotiations as stipulated article 1.2 of this agreement.

Article 3. Liability for breach of contract

Upon this agreement becoming effective, each party must conscientiously fulfill its obligations. If any party does not properly and completely fulfill its obligations, it shall be liable for the compensation of the damages to the abiding party.

Article 4. Dispute resolution

Any disputes that arise between the parties in the process of fulfilling the obligations of this agreement must be resolved through amicable negotiation. If agreement cannot be reached, any party may take legal action in a court of jurisdiction.

Article 5. Modifying, suspending or terminating the agreement

Each party may negotiate to modify, suspend or terminate this agreement under the following circumstances:

1. Parties are unable to fulfill the obligations of this agreement due to force majeure.

2. Each party comes to agreement via negotiation.

3. Other circumstances as stipulated by law.

Article 6. Share transfer fees

The fees relevant to the aforementioned share transfer (such as notarial charges, stamp taxes) shall be the responsibility of the individual parties.

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Article 7. Supplementary articles

7.1 This agreement shall take effect after the authorized representative from each party has signed and affixed an official seal (if applicable).

7.2 This agreement consists of three originals with each party retaining one original, all of which have the same legal effect.

(No text below this point)

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(No text on this page)2

Party A: Zhang Yong

[Partial Seal3]

Party B:

Authorized Representative:

[Seal] Henan Xinyuan Real Estate Co., Ltd.

[Partial Seal4]

Party C:

Authorized Representative:

[Seal] Zhengzhou Mingyuan Landscape Engineering Co., Ltd.

[2]	Signatory page
[3]	Part of a seal is visible on the right hand side of the page. It is not legible.
[4]	A second partial seal is visible on the right hand side of the page. It is also not legible.

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Attachment 1: Party A and Party B mutually designated accounts

China Merchants Bank      Authorized Signature Card5

[Partial Seal6]

[Partial Seal7]

[5]	The scanned authorized signature card is only partially legible and cannot be translated in its present state.
[6]	Part of a seal is visible on the right hand side of the page. It is not legible.
[7]	A second partial seal is visible on the right hand side of the page. It is also not legible.

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